Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc.; the reference to our reserves report for RAAM Global Energy Company (the “Company”) dated January 16, 2014; and the use of information contained therein in the Company’s annual report on Form 10-K to be filed on or about March 31, 2014, and (ii) inclusion of our summary report dated January 16, 2014, included in the Form 10-K to be filed on or about March 31, 2014, as Exhibit 99.1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 31, 2014

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